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                                                                  EXHIBIT 10.9


                CABLE TELEVISION AND TELEPHONE SERVICE AGREEMENT


         THIS CABLE TELEVISION AND TELEPHONE SERVICE AGREEMENT (this "Agreement") is entered into this 28th day of October, 1995, by and between Park 'N View, Inc., a Delaware corporation ("PNV"), with its headquarters at 3403 N.W. 55th Street, Building #10, Ft. Lauderdale, Florida and Travel Ports of America, Inc., a New York corporation ("Operator"), with its headquarters at 3495 Winton Place, Building C, Rochester, New York.

         WHEREAS, Operator: (i) currently owns or operates thirteen (13) full-service travel plaza truckstops which are located at the addresses listed on Schedule 1 hereto; and (ii) may acquire or contract to operate other full-service travel plaza truckstops, all of the aforesaid hereinafter individually being referred to as a "Truckstop" and collectively being referred to as the "Truckstops"; and

         WHEREAS, PNV has designed and developed the concept and equipment ("the System") to (i) enable truck drivers to: (a) receive and/or have access to cable television services and telecommunications services; and (b) provide such truck drivers programming consisting of video and audio services, and telephone, fax or other data services while remaining in or near their vehicles parked at the Truckstop; and (ii) sell advertising to be broadcast over the System (collectively, the "Services"); and

         WHEREAS, Operator desires to engage PNV to install the System and provide the Services at the Truckstops.

         NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, Operator and PNV (hereinafter collectively being referred to as the "Parties"), intending to be legally bound, hereby mutually agree as follows:

         1. Purpose. Operator and PNV hereby agree that PNV shall install the System at certain of the Truckstops and that Operator and PNV shall operate the System at such Truckstops pursuant to the terms of this Agreement. PNV shall initially install the System at one or more of Operator's Truckstop(s) to be mutually agreed upon by PNV and Operator within thirty (30) days of the date of this Agreement. If the gross revenue derived from the sale of the Services at such initial Truckstop(s) exceeds an average of $55 per wired stall per month for the period commencing 90 days after the Truckstop Service Date (defined in Section 2(g)) and terminating 180 days after the Truckstop Service Date (the "Financial Milestone"), then PNV shall, subject to mutual agreement, have the right to proceed with the installation of the System at certain of the Operator's remaining Truckstops. If the Financial Milestones are


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not met, then: (i) the Operator shall not be obligated to permit and PNV shall not be obligated to proceed with the installation of the System at the Operator's other Truckstops; and (ii) the System will remain in place at the initial Truckstops subject to the parties' rights to cause removal of the System pursuant to Section 3(b).

         2.       Installation of Equipment.

                  (a) PNV shall, at its sole cost and expense, and in the manner herein provided, install at each Truckstop equipment consisting of the following:

                           (i) all equipment necessary for the provision and distribution of the Services.

                           (ii) outlet ports to parking spaces to provide users with access to the Services.

                           (iii) equipment designed to (a) monitor the use of the Services and (b) account for all receipts for billing and revenue sharing purposes either independently and/or in conjunction with the Truckstop's existing cash register system including the right to develop and install debit card dispensers and readers to be used for the automatic sale of the Services.

                           (iv) such other equipment or services as may be agreed upon by PNV and Operator including, without limitation, the provision of AC power to parking spaces at certain of the Truckstops. Prior to installing such additional equipment or providing such additional services, PNV and Operator shall mutually agree to a reasonable adjustment to the profit allocations set forth in Section 8 in order to reflect PNV's differing profit margins and increased capital costs with respect to the installation of such additional equipment and the provision of such additional services at the Truckstops.

All of the foregoing equipment as currently used by PNV is described on Schedule 2 hereto and is hereinafter together with any additions or deletions to said equipment collectively referred to as the "PNV Equipment". PNV shall, with Operator's consent, which shall not be unreasonably withheld, have the right to make additions to and deletions from the PNV Equipment to be installed at each Truckstop. PNV shall attempt, on average, to provide the Services to at least 75% of the truck parking spaces located at each Truckstop at which it installs the System. However, PNV shall determine at which Truckstops it shall, with Operator's consent, install the System and the precise number and location of the truck parking


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spaces at which the Services shall be provided at such Truckstops taking into account such factors as the cost of construction and implementation, the layout of the parking facilities, the usage of particular parking rows to drop trailers and such other factors as PNV and Operator may deem relevant.

                  (b) Operator shall make available to PNV a sufficient area in which to install the PNV Equipment including: (i) such area as is required for the installation of satellite dish(es); (ii) a secured air-conditioned interior area of approximately 50 square feet for the installation of the headend equipment and the telephone and related monitoring equipment; and (iii) an area at the fuel desk and/or the travel store for installation of the equipment required for activation and sale of the Services (hereinafter collectively referred to as the "Equipment Area").

                  (c) PNV shall install, at its sole cost and expense, and with the approval of Operator, underground and above ground but not overhead, transmission and distribution cables and equipment through all parking areas at each Truckstop (and any Operator owned or managed hotels and motels, located at or adjacent to a Truckstop, as may be mutually agreed) as is necessary and appropriate to install the System and to provide the Services. The implementation and construction of the System at each Truckstop shall at all times be subject to Operator's reasonable prior approval. PNV shall, with Operator's consent, have the right to run additional transmission lines under and through each Truckstop, at reasonable times and locations, to serve adjacent properties (including hotels or motels), if in the future any such Truckstop expands its operations to include such properties.

                  (d) PNV shall be entitled to have continued access to the Equipment Area and all parking areas for purposes of installing, repairing and monitoring the System and the Services. PNV shall take care and make every reasonable effort to minimize damage and disruption to the premises during the installation and operation of the System at each Truckstop. Prior to commencement of any construction, Operator will approve the methods and materials to be used by PNV with respect to the installation of the System. PNV will repair any material damage to the Truckstop which is caused by PNV. However, PNV shall not be responsible for any existing defects or deficiencies or the normal wear and tear to the parking lot or the Truckstop.

                  (e) PNV shall on a timely basis secure, and continuously maintain in full force and effect, all licenses, permits and approvals required by governmental authorities with respect to the installation of the System and the providing of the Services. Operator shall assist PNV in obtaining any such licenses, permits, or approvals upon PNV's request.

                  (f) PNV shall install the PNV Equipment in a workmanlike and efficient manner, without unreasonable interference with the operation of each Truckstop. PNV shall use its best efforts to: (i) minimize the disruption to traffic flow and parking space availability;


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and (ii) complete the installation of the System at each Truckstop within forty-five (45) days of commencement of the installation at each Truckstop.

                  (g) After completion of the installation of the System at a Truckstop, PNV shall provide Operator with written notice of the date on which the sale of the Services shall commence at each such Truckstop (hereinafter referred to as the "Truckstop Service Date").

         3.       Rights and Duties of The Parties With Respect To The PNV
Equipment.

                  (a) Notwithstanding the fact that certain parts of the PNV Equipment may be affixed to each Truckstop, the PNV Equipment shall not become a fixture thereto and shall remain the property of PNV. Operator acknowledges that the System, the Services and the PNV Equipment and the manner of its operation and installation are proprietary to PNV. Accordingly, Operator shall use its best efforts to insure that all information and data concerning the System, the Services and the PNV Equipment shall not be divulged, and (except in the case of emergency) that access to the System and the PNV Equipment shall not be given to any person or persons other than personnel authorized by PNV.

                  (b) Upon the termination of this Agreement for any reason, PNV shall: (i) remove, at its sole cost and expense, any or all of the PNV Equipment (except underground wiring and cable) from each Truckstop; or (ii) sell or lease it to the Operator or its successors, nominees or assignees. PNV shall, if it elects to remove the System, restore each Truckstop as near as reasonably possible to the condition of such premises prior to the installation of the System, normal wear and tear excepted, but shall not be obligated to remove any underground cables. Operator and PNV hereby acknowledge and agree that either party shall have the right to cause PNV to remove the System and terminate the Services at any Truckstop that does not have average gross revenue of $35 per wired stall per month during any twelve (12) month period and that said termination shall not constitute a breach of this Agreement as it relates to other Truckstops.

         4.       Programming and Telecommunications Services to Be Provided.

                  (a) PNV shall make the Services available on the System as follows:

                           (i)             PNV shall source and deliver a
                                     programming package consisting of a minimum of eleven (11) channels of entertainment programming. PNV shall pay the cost of all such programming. The current programming schedule to be broadcast by PNV is as set forth on Schedule 3. PNV shall, with the consent of Operator, have the right to determine and make changes to the programming schedule from time to time.


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                           (ii)           In addition to the eleven (11) channel
                                    entertainment lineup, there shall be other channels which shall be used to provide a programming schedule and advertising. Net profits (determined after payment of all directly related expenses only) generated by advertising on such channels at each Truckstop shall be divided as follows: 50% to PNV and 50% to Operator. All advertising revenue and other revenues and commissions generated by these channels shall not be considered "Gross Receipts" (as defined in Section 8(a)) for purposes of the Agreement.

                           (iii)          PNV may, with the consent of Operator,
                                    provide pay-per-view or other
                                    non-traditional cable channels or services as part of the Services. The net profits (determined after payment of all directly related expenses only) from such additional channels or services shall be divided as follows: 50% to PNV and 50% to Operator. All revenues and commissions generated by these channels shall not be considered Gross Receipts for purposes of the Agreement.

                           (iv)           PNV may also provide telephone service
                                    to certain parking slots at each Truckstop.
                                    The current telephone and related services which may be offered by PNV are set forth on
                                    Schedule 4. The fee schedules established for the Services include a charge relating to phone usage and such fees shall be considered Gross Receipts for purposes of this Agreement. PNV shall have the right to determine and make changes to the specific types of telecommunication services which may be provided to a particular Truckstop from time to time. If PNV and Operator mutually agree to permit PNV to provide phone service to areas of the Truckstops, other than the parking lot, PNV and Operator shall mutually agree as to the profit allocations with respect to such services.

         5. Operation of the System and Sale and Promotion of the Services.

                  (a) PNV shall, from time to time, at its sole cost and expense, train the Operator and its fuel desk employees with respect to the operation of the point of sale equipment and the sale and promotion of the Services. The Operator and its fuel desk employees shall be responsible for the operation of the point of sale equipment and the sale and promotion of the Services. The Operator shall be responsible for training its future employees


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with respect to the operation of the point of sale equipment and the sale and promotion of the Services.

                  (b) Operator may also supply PNV, at no cost to PNV, certain advertising and promotional materials relating to the System and the Services which may be developed by Operator, with the approval of PNV. PNV may also develop and supply to Operator, at no cost to Operator, certain advertising and promotional materials relating to the System and the Services. Operator shall utilize and display all such materials at each Truckstop with respect to the sale and promotion of the Services.

                  (c) Operator shall use its best efforts to assure that the management, fuel desk employees and other personnel promote the use of the Services by the truck drivers frequenting the Truckstop. Operator and PNV may mutually agree from time to time to implement sales incentive programs for the fuel desk employees and other personnel to promote the sale of the Services. Operator and PNV shall share the cost of implementing and funding any such mutually agreed upon incentive programs.

                  (d) PNV shall provide proper follow up training for Operator's personnel during their working hours with respect to the sale and promotion of the Services, the operation of the System, and the maintenance of the PNV Equipment as may be reasonably requested by PNV from time to time. PNV shall, with the consent of Operator, be entitled to have its own employees or agents engage in the sale and the promotion of the Services at any Truckstop, provided that PNV's employees and agents do not interfere with the operation of said Truckstop.

         6.       Maintenance of the PNV Equipment and the System.

                  (a) PNV agrees to maintain a good quality signal and reception through the System comparable to the signal and reception supplied for regular television programming and telecommunications services to home consumers.

                  (b) Operator shall assign responsibility for the day to day maintenance of the System (as described in Sections 6(b)(i) and (ii) below) to the Operator's trained staff members.

                           (i)           Such trained staff members shall: (i)
                                    replace failed connecting drop cables and accessories with equipment to be furnished by PNV at its cost; (ii) maintain the cable and phone boxes in the outside hookups in proper operating order, including frequent cleaning and removal of debris (i.e. oil, dirt, ice, snow, etc.); and (iii) replace cable and phone connection outlets in the outside hookups with equipment furnished by PNV at its cost.


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                           (ii)          PNV shall make all repairs other than
                                    those required to be made by Operator
                                    pursuant to the preceding subparagraph (i).
                                    If a mechanical problem arises other than through a failed connecting cable or accessory, or if any other problem arises for which PNV is responsible, Operator shall contact PNV by telephone at PNV's office. Unless extenuating circumstances exist, PNV shall, within forty-eight (48) hours, either authorize Operator to contact a designated repair technician or dispatch a designated repair technician to make the necessary repairs to the System. Charges for repair will be billed directly to PNV.

         7.       Term.

                  (a) The term of this Agreement as it applies to each Truckstop at which the System is installed shall be for a period of five (5) years commencing on the Truckstop Service Date and terminating on the fifth anniversary of the Truckstop Service Date (the "Term"). Subject to Section 16, the Term shall automatically be extended for a five (5) year renewal period (the "Automatic Renewal Term") provided that, as a condition to the commencement of the Automatic Renewal Term, Operator shall be entitled to receipt of the increased percentage of Gross Receipts set forth in Section 8(a). Upon the expiration of the Automatic Renewal Term, PNV and Operator may mutually agree to an additional five (5) year renewal term (the "Optional Renewal Term"), provided that, as a condition to the commencement of the Optional Renewal Term, Operator shall be entitled to receipt of the increased percentage of Gross Receipts set forth in Section 8(a).

         8.       Fees.

                  (a) The monthly Gross Receipts derived at each Truckstop shall be allocated between PNV and Operator as follows: (i) during the Term, sixty-five percent (65%) to PNV and thirty-five percent (35%) to Operator; (ii) during the Automatic Renewal Term, sixty percent (60%) to PNV and forty percent (40%) to Operator; and (iii) during the Optional Renewal Term, fifty-five percent (55%) to PNV and forty-five percent (45%) to Operator.

For these purposes, "Gross Receipts" for any period shall mean the aggregate gross amount collected by the Operator, during any calendar month, from the sale of the Services during such period less the amount of taxes, if any, which are required to be charged by Operator to the user of the Services and less any refunds for faulty service or equipment. Notwithstanding the foregoing, for purposes of this Agreement, "Gross Receipts" shall not include any revenue received by PNV or the Operator for: (i) for advertising displayed by PNV pursuant to Section 4(a)(ii) or; (ii) pay-per-view or other additional channels or services provided as part of the Services pursuant to Section 4(a)(iii).


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                  (b)      Operator shall collect all applicable fees and taxes
from the users of the Services and shall secure and account for all funds collected. Billing is to be made on a unit basis in accordance with the rates and procedures to be specified by PNV from time to time. The current charges for the Services provided are as set forth on Schedule 5 hereto. PNV may, with Operator's consent, which shall not be unreasonably withheld, adjust the charge per use for any particular Service and shall notify Operator in writing of such change and the effective date of the change. If PNV adjusts the charges for the Services at any truckstop within 100 miles of a Truckstop owned by Operator (the "Effected Truckstop"), PNV shall provide Operator with notice and shall correspondingly adjust the charges for the Services at the Effected Truckstop, if so requested by Operator. All monies collected by Operator shall be held in trust by Operator for PNV and shall remain the property of PNV. Any taxes due on the Services provided are to be collected by Operator from the user over and above the charge established by PNV for the particular Services and said taxes shall be remitted by Operator to the proper governmental agency.

                  (c) All Gross Receipts and other revenues received by Operator with respect to the sale of the Services shall be deposited by Operator into PNV's local bank account on a weekly basis. All amounts due to Operator from PNV for each calendar month shall be paid to Operator by PNV within ten
(10) days of the close of each calendar month.

                  (d) At weekly intervals during each calendar month, Operator shall inform PNV of: (i) the amount of the use of the Services; (ii) the amount of the Gross Receipts and other revenue received with respect to the sale of the Services, Park 'N View cable drops, adapters and connectors, telephones and television rentals; (iii) the amount of the taxes required to be collected and paid by the Operator; and (iv) other such operating data of each Truckstop as PNV may reasonably request which will assist PNV in evaluating the use and marketing of the Services.

                  (e) The books and records of the Operator and PNV pertinent to the Gross Receipts and other revenue and taxes received with respect to the sale of the Services for any calendar month shall be open for inspection and audit by an authorized representative of either Operator or PNV upon five (5) business days notice to said party. PNV shall provide Operator with detailed summaries of all direct expenses incurred with respect to the sale of programming and advertising pursuant to Sections 4(a)(ii) and (iii).

         9.       Exclusivity.

                  (a) For the Term and the Automatic Renewal Term, PNV shall, as to each Truckstop at which the Services are provided, have: (i) the exclusive right to sell to Operator coaxial and phone cables for use with the Services at competitive prices; and (ii) the nonexclusive right to sell to Operator television, telephone and cable accessories and adapters


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for use with the Services. After purchasing the foregoing items from PNV,
Operator shall be entitled to resell such items to its customers and retain all profits from such resales. PNV shall have the exclusive right to provide at no cost to Operator televisions for rent (but not for sale) to the users of the Services at each Truckstop. All fees charged for television rentals shall be considered Gross Receipts and shall be allocated between Operator and PNV pursuant to the provisions of Section 8(a).

         10. Rights Granted to PNV. Operator hereby grants and conveys to PNV, for the Term of this Agreement (and any renewal term), a non-exclusive easement, license and covenant in, over, under and across the premises of each Truckstop at which the System is installed. The purpose of said easement and license shall be for installing, maintaining, repairing, replacing and operating the System and providing the Services. PNV shall be entitled to record this Agreement or a memorandum memorializing the terms of the easement, license and covenant granted herein for purposes of perfecting its interest as a matter of public record. Notwithstanding the foregoing, if this Agreement is terminated with respect to one or more Truckstops, the rights granted to PNV pursuant to this Section 10 shall become null and void with respect to such Truckstop.


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         11.      Representations and Warranties of PNV.

                  (a) PNV is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority: (i) to enter into this Agreement; and (ii) to carry out the other transactions and agreements contemplated by this Agreement. PNV shall qualify to do business in each jurisdiction in which it installs the System and provides the Services.

                  (b) The execution, delivery and performance of this Agreement by PNV has been duly authorized by all necessary action of PNV. This Agreement and each of the other documents to be executed and delivered by PNV pursuant to this Agreement have been duly executed and delivered by PNV and are the valid and binding obligations of PNV enforceable in accordance with their respective terms, subject only as to enforceability affected by bankruptcy, insolvency or similar laws affecting the rights of creditors generally and by general equitable principles. The execution, delivery and performance of this Agreement and the other documents to be executed, delivered and performed by PNV pursuant to this Agreement will not: (i) conflict with or violate any provision of PNV's organizational documents, or any law, ordinance or regulation or any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against PNV; or (ii) result in any breach of or default under or cause the acceleration of performance of any mortgage, contract, agreement, indenture or other instrument which is either binding upon or enforceable against PNV.

                  (c) PNV is not required to obtain the approval, consent or waiver of any other person or entity for the execution, delivery or performance of this Agreement.

                  (d) All of the information contained in the representations and warranties of PNV set forth in this Agreement or in any of the documents delivered or to be delivered herewith or after the execution hereof as set forth in any provision of this Agreement is true, accurate and complete.

         12.      Representations and Warranties of Operator.

                  (a) Operator is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has full corporate power and authority: (i) to enter into this Agreement; and (ii) to carry out the other transactions and agreements contemplated by this Agreement. Operator is qualified to do business in each jurisdiction in which it owns or operates a Truckstop.

                  (b) The execution, delivery and performance of this Agreement by Operator has been duly authorized by all necessary corporate action of Operator. This Agreement and each of the other documents to be executed and delivered by Operator pursuant to this Agreement have been duly executed and delivered by Operator and are the valid and binding


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obligations of Operator enforceable in accordance with their respective terms, subject only as to enforceability affected by bankruptcy, insolvency or similar laws affecting the rights of creditors generally and by general equitable principles. The execution, delivery and performance of this Agreement and the other documents to be executed, delivered and performed by Operator pursuant to this Agreement will not: (i) conflict with or violate any provision of Operator's Articles of Incorporation, By-laws, or any law, ordinance or regulation or any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against Operator; or (ii) result in any breach of or default under or cause the acceleration of performance of any mortgage, contract, agreement, indenture or other instrument which is either binding upon or enforceable against Operator.

                  (c) Operator is not required to obtain the approval, consent or waiver of any other person or entity for the execution, delivery or performance of this Agreement.

                  (d) All of the information contained in the representations and warranties of Operator set forth in this Agreement or in any of the documents delivered or to be delivered herewith or after the execution hereof as set forth in any provision of this Agreement is true, accurate and complete.

         13.      Risk of Loss and Insurance; Indemnification.

                  (a) PNV shall bear the risk of loss for: (i) damage to or destruction of the PNV Equipment and the System installed at each Truckstop which is caused by the negligence or willful misconduct of PNV, its employees, contractors, agents and customers; and (ii) injury to persons or damage to property arising from the installation or repair of the PNV Equipment and the System (except to the extent such damage is occasioned by any act, omission or negligence of Operator, its employees, contractors or agents).

                  (b) Operator shall be responsible for the repair or replacement of the PNV Equipment resulting from damage or destruction caused by the negligence or willful misconduct of the Operator, its employees, contractors or agents.

                  (c) Both Operator and PNV shall maintain during the Term of this Agreement (or any renewal term), at their sole cost and expense, comprehensive public liability insurance in the minimum amount of $1,000,000 providing coverage at each Truckstop against any claims relating to the operation or use of the System or the sale or provision of the Services and shall ensure that each party is named as an additional loss payee in respect of such insurance or is otherwise covered as its interest may appear.

         14. Force Majeure. Neither party shall have any liability for the failure to perform or a delay in performing any of its obligations if such failure or delay is the result of any legal restriction, labor dispute, strike, boycott, flood, fire, public emergency, revolution,


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insurrection, riot, war, unavoidable mechanical failure, interruption in the supply of electrical power or any other cause beyond the control of any party acting in a reasonable business-like manner, whether similar or dissimilar to the causes enumerated above.

         15.      Assignment.

                  (a) Operator may sell, assign, transfer or otherwise dispose of its interest in one or more of the Truckstops to an unaffiliated third party (through a change of control or otherwise) and the acquiror may, but shall not be required, to assume Operator's obligations hereunder and Operator shall have no further obligation to PNV hereunder.

                  (b) PNV may assign its interest in this Agreement to any party, including without limitation, to any bank, recognized lending or leasing institution or investor as collateral. PNV may sell, assign, transfer or otherwise dispose of its interest in this Agreement, provided that the acquiror of such interest shall assume all of PNV's rights and obligations hereunder and shall be bound by the terms of this Agreement.

         16. Breach. In the event that either party shall fail in any material respect to perform any obligation under this Agreement, the other party may in writing notify the non-performing party that such failure constitutes a breach. If the breach is not remedied or cured within thirty (30) days following receipt of the notice of breach, the non-breaching party may terminate this Agreement by notice to the breaching party.

         17. Ownership and Confidentiality. Operator recognizes and agrees that PNV shall, during the term of this Agreement and thereafter, retain sole ownership of the System and the PNV Equipment. Operator recognizes the proprietary nature of the concept and the design of the System, the PNV Equipment and the Services and further recognizes the fact that serious financial loss, or loss of potential business may be incurred by PNV through the divulgence of any information with respect to any of the foregoing. Accordingly, Operator agrees to maintain and cause each of its employees and agents to maintain and keep strictly confidential all information that it obtains or receives in conjunction with the System, the PNV Equipment and the Services, provided that, information which is: (i) already in the public domain; (ii) developed by Operator independently; or (iii) obtained by Operator from third parties with no obligation of confidentiality, shall not be subject hereto. In the event of any breach of this provision, Operator agrees to reimburse, indemnify and hold PNV harmless with respect to any and all damages, costs and expenses that it may incur in connection with such breach. Operator further agrees that the "Park N' View" name and logo shall be and remain the property of PNV and all references by Operator to the System or the Services shall incorporate and/or refer to PNV by its full name (Park N' View), whether in literature, electronic or print displays, articles, advertising, billboards, banners or otherwise. The name, Park 'N View, is, or will be, a registered service mark of PNV and to the extent required by PNV, Operator shall execute a no cost limited license agreement for the use of such service mark.


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         18.      General Provisions.

                  (a) Notices. All notices required or permitted hereunder shall be in writing and, may either be delivered by overnight courier, transmitted by facsimile, or delivered by the United States Mail, postage prepaid, addressed as follows:

                  To PNV:                    Ian Williams, President
                                             Park 'N View, Inc.
                                             3403 N.W. 55th Street
                                             Building #10
                                             Ft. Lauderdale, Florida 33309
                                             Fax Number: (305) 730-2298

                  With a copy to:            James M. O'Connell, Esq.
                                             Petree Stockton, L.L.P.
                                             4101 Lake Boone Trail
                                             Suite 400
                                             Raleigh, North Carolina 27607
                                             Fax Number:  (919) 420-1800

                  To Operator:               Ralph Jacklin
                                             Vice President of Development
                                             Travel Ports of America, Inc.
                                             3495 Winton Place, Building C
                                             Rochester, New York  14623
                                             Fax Number:  (716) 272-9952

                  With a copy to:            Robert Sant, Esq.
                                             760 Brookes Avenue
                                             Rochester, New York  14619
                                             Fax Number:  (716) 328-0787



All notices shall be deemed delivered only upon actual receipt provided, however, that delivery shall be deemed to be made if delivery is offered to the recipient and acceptance of delivery is refused. Any party may change its address for purposes of this Agreement by giving notice of such change to the other parties pursuant to the terms of this Section 19(a).

                  (b) Expenses. Each party agrees to pay, without right of reimbursement from any other party, its costs relating to the preparation of this Agreement and the performance of its obligations hereunder, including without limitation, fees and disbursements of counsel, accountants and consultants employed by such party in connection herewith.

                  (c) Actions; Further Assurances. Subject to the terms and conditions of this Agreement, each party agrees to use its best efforts in good faith to: (i) take or cause to be taken as promptly as practicable all actions and obligations arising herein; and (ii) do or cause to be done all things that are within its power to fulfill and comply with its obligations or the obligations of the other parties to consummate the transactions contemplated herein.

                  (d) Press Releases. To the extent practical, PNV and Operator shall consult with each other as to the form and content of all press releases and other public disclosures of matters relating to this Agreement, the System and the Services. Nothing in this section shall prohibit PNV or Operator from making any disclosure which its legal counsel deems necessary or advisable to fulfill such party's disclosure obligations under applicable law. To the extent practical, all public disclosures shall be transmitted by telecopier to the other party or its counsel prior to publication or dissemination.

                  (e) Section Headings. The section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

                  (f) Applicable Law. This Agreement as it applies to each Truckstop shall be governed in all respects by the laws of the jurisdiction in which such Truckstop is located.

                  (g) Litigation; Prevailing Party. If litigation is brought with regard to this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party, and the non-prevailing party shall immediately pay upon demand, all reasonable fees and expenses of counsel of the prevailing party.

                  (h) Schedules. The Schedules attached to this Agreement are integral parts of this Agreement and all references to this Agreement shall include the Schedules.

                  (i) Modification. This Agreement shall not be modified or amended except by an instrument in writing executed by the parties to this Agreement.

                  (j) Successors And Assigns. This Agreement shall apply to, and be binding upon, the parties and their respective successors and permitted assigns.

                  (k) Severability. If any part or sub-part of this Agreement is found or held to be invalid, that invalidity shall not affect the enforceability and binding nature of any other part of this Agreement.

                  (l) Favored Nations. PNV agrees that the profit or revenue allocations set forth in Sections 4(a)(ii), 4(a)(iii) and 8(a) of this Agreement shall be amended to reflect any increased profit or revenue allocations provided to either: (i) TA Operating Corp.; (ii) Highway Service Ventures, Inc.; (iii) Pilot Corporation; or (iv) Petro Stopping Centers, L.P. pursuant to contracts to be entered into with such entities or their franchising entities, successors, assigns, and affiliates, provided that, if the term of the contract with any of these entities exceeds the Term and Automatic Renewal Term of this Agreement as set forth herein Section 7(a), Operator shall agree to a comparable extension of the Term and Automatic Renewal Term of this Agreement as a condition to its right to receive the increased profit or revenue allocations.

                  (m) Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same instrument.




         IN WITNESS WHEREOF, Operator and PNV have caused this Agreement to be executed pursuant to appropriate legal authority duly given, as of the day and year first above written.

WITNESSES:

                                             PARK 'N VIEW, INC., a
                                             Delaware corporation

-------------------------------
                                             By:  /s/ Ian Williams
-------------------------------                 ------------------------------
                                                Ian Williams, President

                                             Travel Ports of America, Inc.,
                                             a New York corporation

-----------------------------
                                             By:  /s/ John Holahan
-----------------------------                   ------------------------------
                                                John Holahan

                                   SCHEDULE 1
                      LIST OF TRUCKSTOPS OWNED OR OPERATED
                                   BY OPERATOR

==========================================================================================
          Truckstop                        State                       Travel Port's Ref #
------------------------------------------------------------------------------------------
 1        Lake Station                     Indiana                     161
------------------------------------------------------------------------------------------
 2        Porter                           Indiana                     151
------------------------------------------------------------------------------------------
 3        Greenland                        New Hampshire               601
------------------------------------------------------------------------------------------
 4        Paulsboro                        New Jersey                  131
------------------------------------------------------------------------------------------
 5        Binghamton                       New York                    301
------------------------------------------------------------------------------------------
 6        Dansville                        New York                    101
------------------------------------------------------------------------------------------
 7        Fultonville                      New York                    401
------------------------------------------------------------------------------------------
 8        Maybrook                         New York                    501
------------------------------------------------------------------------------------------
 9        Candler                          North Carolina              211
------------------------------------------------------------------------------------------
10        Bloomsburg                       Pennsylvania                121
------------------------------------------------------------------------------------------
11        Greencastle                      Pennsylvania                141
------------------------------------------------------------------------------------------
12        Milesburg                        Pennsylvania                321
------------------------------------------------------------------------------------------
13        Harbour Creek                    Pennsylvania                631
==========================================================================================

                                   SCHEDULE 2
                          LIST OF CURRENT PNV EQUIPMENT

Current PNV Equipment:

Satellite Dish & Off-air receive antenna
Processing [head-end] equipment
Telephone PBX switch and operator console
Distribution cables
Parking lot plug-in boxes
Rental coaxial cables
Rental telephones and cables
Rental Televisions
Cable TV "billing" computer and software
Prepaid debit card dispenser
Telephone & Cable TV accessories for resale

                                   SCHEDULE 3
                      LIST OF CURRENT PROGRAMMING SCHEDULE

Current Programming Schedule:

=============================================================================================
Channel #                                                  Program
---------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------
2*                                                         Playboy
---------------------------------------------------------------------------------------------
3                                                          CBS
---------------------------------------------------------------------------------------------
4                                                          ESPN
---------------------------------------------------------------------------------------------
5                                                          Fox
---------------------------------------------------------------------------------------------
6                                                          HBO (East)
---------------------------------------------------------------------------------------------
7                                                          WGN Chicago
---------------------------------------------------------------------------------------------
8                                                          USA
---------------------------------------------------------------------------------------------
9                                                          WTBS Atlanta
---------------------------------------------------------------------------------------------
10                                                         PNV Program Guide and Advertising
---------------------------------------------------------------------------------------------
11                                                         TNN
---------------------------------------------------------------------------------------------
12                                                         Headline News
---------------------------------------------------------------------------------------------
13                                                         ABC
=============================================================================================

*        This program forms part of a premium tier of service.

                                   SCHEDULE 4
                       LIST OF CURRENT TELEPHONE SERVICES


Current Telephone Services:

1-800 calls
Local calls
Operator access
Direct call back to stall # (automated)
Message waiting
Wake-up calls (automated)

                                   SCHEDULE 5
                       LIST OF CURRENT PRICES OF SERVICES

============================================================================================
Rates                                                  6 Hour                        24 Hour
-----                                                  ------                        -------
--------------------------------------------------------------------------------------------
Premium                                                $ 4.98                        $ 9.36
--------------------------------------------------------------------------------------------
Premium Plus Playboy                                   $ 7.98                        $12.96
--------------------------------------------------------------------------------------------
Premium & TV Rental                                    $12.42                        $21.12
--------------------------------------------------------------------------------------------
Premium Plus Playboy & TV Rental                       $14.46                        $23.04
--------------------------------------------------------------------------------------------
Phone Only                                             $ 3.00                        $ 6.00
============================================================================================

Premium service includes unlimited phone service listed on Schedule 4. Coaxial Cable Rental is $2.00 plus a $20.00 refundable deposit. Cable and adapters are available for sale in the store. Tax not included.

                                  AMENDMENT TO
                CABLE TELEVISION AND TELEPHONE SERVICE AGREEMENT

         THIS AMENDMENT TO THAT CERTAIN CABLE TELEVISION AND TELEPHONE SERVICE AGREEMENT (this "Amendment") is entered into effective as of the 19th day of January, 1998, by and between Park 'N View, Inc. ("PNV") and Travel Ports of America, Inc. ("Operator").

         WHEREAS, PNV and Operator have entered into that certain Cable Television and Telephone Services Agreement dated October 28, 1995 (the "Original Agreement"). Unless otherwise defined in this Amendment, defined terms contained herein have the meaning ascribed to them in the Original Agreement;

         WHEREAS, PNV now offers additional services to truckdrivers (hereinafter referred to as the "New PNV Services" which together with the Services as defined in the Original Agreement are collectively referred to as the PNV Services) and PNV has developed additional sales programs (the "Power Plan") to sell the PNV Services to truckdrivers;

         WHEREAS, the Original Agreement did not address the allocation, between PNV and the Operator, of the revenues or profits derived from the New PNV Services or the Power Plan;

         WHEREAS, PNV and Operator (collectively the "Parties") desire to formally amend the Original Agreement to implement the following changes.

         1. All revenues and profits derived from the sale of the PNV Services shall, during the Term of the Original Agreement (and any renewed term), be allocated between Operator and PNV as set forth on Schedule A attached hereto.

         2. All other terms and provisions of the Original Agreement shall remain in full force and effect. The Parties acknowledge and agree that if PNV provides additional services in the future, the revenue and profit allocations for such services shall be agreed to by the Parties in the form of a letter agreement which shall constitute an amendment to the Original Agreement.

         IN WITNESS WHEREOF, Operator and PNV have caused this Amendment to be executed pursuant to appropriate legal authority duly given, as of the day and year first above written.

TRAVEL PORTS OF AMERICA, INC.                PARK 'N VIEW, Inc.,
                                             a Delaware Corporation

By: /s/ Dan McHenry                          By: /s/ Ian Williams
   -------------------------------              -------------------------------
   Dan McHenry                                  Ian Williams, President

                                   SCHEDULE A

                          AMENDMENT TO CABLE TELEVISION
                         AND TELEPHONE SERVICE AGREEMENT

             DESCRIPTION OF SERVICE OR SALE                                         OPERATOR'S PORTION
A.       Gross Receipts Based Programs

         1.       Gross Receipts* from the sale of monthly              35% for first five (5) years of the Term;
                  and daily memberships and other services              40% for second five (5) years of the Term
                  from the vending machine at each of
                  Operator's Truckstop.

         2.       Gross Receipts* from the sale of Power                35% for first month of service and 10% for each
                  Plans at each of Operator's Truckstop.                additional month of service under Power Plan

         3.       Gross Receipts* from the sale of                      10% of each months receipts will be placed in a
                  memberships by telemarketing staff.                   pool and allocated among all Truckstops based
                                                                        upon the number of wired stalls at each Truckstop.

         4.       Gross Receipts** from sales to Fleets.                10% of each months receipts will be placed in a
                                                                        pool and allocated among all Truckstops based
                                                                        upon the number of wired stalls at each Truckstop.

B.       Net Profit Based Programs

         1.       Net Profits*** derived from Advertising.                                   50%

         2.       Net Profits*** derived from Pay Per View.                                  50%

         3.       Net Profits*** derived from sale of long                                   35%
                  distance phone time.


* Gross Receipts shall mean the aggregate gross revenue collected by PNV or the Operator, during any calendar month, from the sale of the Services less the cost of 60 free minutes of phone time and applicable taxes. Gross Receipts shall not include any revenue received by PNV or the Operator for services listed under Net Profit Based Programs above.

** Gross Receipts shall mean the aggregate gross revenue collected by PNV or the Operator, during any calendar month, from the sale of the Services less the cost of 60 free minutes of phone time, direct sales commissions and applicable taxes. Gross Receipts shall not include any revenue received by PNV or the Operator for services listed under Net Profit Based Programs above.

*** Net Profits shall mean the aggregate gross revenue collected by PNV or Operator less Directly Related Expenses. Directly Related Expenses shall mean all direct costs and expenses incurred by PNV with respect to the: (i) acquisition and installation of the equipment necessary to provide advertising, Pay-Per-View or long distance phone time over the System; (ii) sale, promotion and production of advertising, Pay-Per-View or long distance phone time; (iii) salaries and commissions paid to and expenses incurred by individuals or entities which sell advertising, Pay-Per-View or long distance phone time; (iv) fees paid to pay-per-view programmers; and
     (v) fees paid or costs incurred to provide long distance phone time. Directly Related Expenses shall not include: (i) allocations of corporate overhead (other than the advertising department); (ii) depreciation of the PNV Equipment, other than the equipment necessary to provide advertising, Pay-Per-View or long distance phone time over the System; or (iii) other costs and expenses which are not directly related to the sale and promotion of advertising, Pay-Per-View or long distance phone time over the System.